UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2014

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Chaussee de Wavre, 1789 1160 Brussels, Belgium One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2014, WABCO Holdings Inc. (the “Company”) announced the appointment of Prashanth Mahendra-Rajah to the position of Chief Financial Officer, commencing on June 3, 2014. Mr. Mahendra-Rajah will replace Jason Campbell, who has served as Interim Chief Financial Officer since October 11, 2013. Mr. Campbell will continue with the Company as Vice President and Controller.

Mr. Mahendra-Rajah, age 44, has over 20 years of financial and accounting experience. Prior to his appointment as Chief Financial Officer of the Company, from April 2012 to May 2014, Mr. Mahendra-Rajah served in several senior roles for Applied Materials, Inc. (NASDAQ: AMAT) (“Applied Materials”), a global leader in providing equipment, services and software for the semiconductor, flat panel display and solar photovoltaic industries. Most recently, Mr. Mahendra-Rajah was Corporate Vice President and Segment CFO for the Silicon Systems Group. Prior to Applied Materials, from April 2010 to March 2012, Mr. Mahendra-Rajah served as Vice President Finance, Head of Global Planning & Reporting for Visa, Inc. (NYSE: V) (“Visa”), a global payments technology company that facilitates commerce through the transfer of value and information among financial institutions, merchants, consumers, businesses, and government entities. In that role, Mr. Mahendra-Rajah was in charge of overseeing management reporting, capital planning and planning systems. He was also responsible for creating a global best practice financial planning and analysis function. Prior to Visa, Mr. Mahendra-Rajah spent 12 years at United Technologies Corporation (NYSE: UTX) (“UTC”), a diversified company that provides a broad range of high-technology products and services to the global aerospace and building systems industries. At UTC, Mr. Mahendra-Rajah held such titles as Vice President, Finance, Planning and Analysis, UTC Fire and Security and Vice President and Chief Financial Officer, Building Systems and Services, Carrier Corporation. Mr. Mahendra-Rajah holds a B.S. in Chemical Engineering from the University of Michigan, a M.S. in Engineering from Johns Hopkins University and an M.B.A. from Purdue University, Krannert School of Management.

In connection with his appointment as Chief Financial Officer, the Company and Mr. Mahendra-Rajah entered into an Offer Letter, dated March 25, 2014, governing the terms of Mr. Mahendra-Rajah’s employment. The Offer Letter provides that Mr. Mahendra-Rajah will be based in Brussels, Belgium and will report to the Company’s Chairman and Chief Executive Officer and receive the following compensation:

•	A base salary of $440,000;

•	Eligibility to participate in the Company’s Annual Incentive Plan (“AIP”), with a target award of 70% of his base salary, subject to the achievement of predetermined objectives established in accordance with the plan;

•	Eligibility to participate in the Company’s Long-Term Incentive Plan, with a target award of 45% of his base salary, subject to the achievement of predetermined objectives established in accordance with the plan;

•	Eligibility to participate in the Company’s Equity Incentive Plan, with a target award of 105% of his base salary;

•	A sign-on equity award of restricted stock units with an initial value of $750,000, effective as of the first day of his employment at the Company, which will vest ratably over three years beginning on the first anniversary of the date of grant;

•	A sign-on cash grant in the amount of $250,000, payable on the first month of employment;

•	Severance benefits in the event that Mr. Mahendra-Rajah’s employment is terminated for any reason other than for “cause”, equal to one and one-half times his base salary plus targeted AIP, subject to the execution of a release agreement relating to all claims against the Company and its affiliates.

•	Change-in-control payments equal to three times his base salary and three times his targeted AIP award in the event that Mr. Mahendra-Rajah’s employment is terminated by the Company without cause or by him for “good reason” within 24 months after a “change in control.”

•	Expatriate benefits provided to the Company’s expatriate executives, a net monthly housing allowance of $5,200, home leave, real estate agency costs and tax equalization, as well as certain other benefits provided to the Company’s executives, including participation in a defined contribution pension plan, life insurance in the aggregate amount of five times Mr. Mahendra-Rajah’s base salary plus half of base salary per dependent child, health and disability insurance, a financial planning allowance in the amount of $10,000 per annum and a company car.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the text of such letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014.

There are no arrangements or understandings between Mr. Mahendra-Rajah and any other persons pursuant to which he was appointed as Chief Financial Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Mahendra-Rajah and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Mahendra-Rajah as Chief Financial Officer of the Company is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document

99.1	Press Release dated April 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2014	WABCO HOLDINGS INC.

	By:	/S/ VINCENT PICKERING
	Name:	Vincent Pickering
	Title:	Chief Legal Officer and Secretary

Exhibit Index

Exhibit No.	Description of Document

99.1	Press Release dated April 8, 2014.